International Tower Hill Mines Ltd.

(An Exploration Stage Company)

 Consolidated Financial Statements

 (Expressed in Canadian dollars)

May 31, 2008

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The consolidated financial statements and all information in the annual report are the responsibility of the Board of Directors and management.  The consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles.  Management maintains the necessary systems of internal controls, policies and procedures to provide assurance that assets are safeguarded and that the financial records are reliable and form a proper basis for the preparation of financial statements.

The Board of Directors ensures that management fulfills its responsibilities for financial reporting and internal control through an Audit Committee.  This committee, which reports to the Board of Directors, meets with the independent auditors and reviews the financial statements.

The consolidated financial statements have been audited by MacKay LLP, Chartered Accountants, who were appointed by the shareholders.  The auditors’ report outlines the scope of their examination and their opinion on the consolidated financial statements.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting.  Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of the Company’s financial reporting for external purposes in accordance with accounting principles generally accepted in Canada and in the United States of America.  Internal control over financial reporting includes maintaining records that in reasonable detail accurately and fairly reflect our transactions and dispositions of the assets of the Company; providing reasonable assurance that transactions are recorded as necessary for preparation of our financial statements in accordance with generally accepted accounting principles; providing reasonable assurance that receipts and expenditures are made in accordance with authorizations of management and the directors of the Company; and providing reasonable assurance that unauthorized acquisition, use or disposition of Company’s assets that could have a material effect on our financial statements would be prevented or detected on a timely basis.  Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that a misstatement of our financial statements would be prevented or detected.

Management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework and criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission.  This evaluation included review of the documentation of controls, evaluation of the design effectiveness of controls, testing of the operating effectiveness of controls and a conclusion on this evaluation.  Based on this evaluation, management concluded that the Company’s internal control over financial reporting was effective as of May 31, 2008.

“Jeffery Pontius”

“Michael Kinley”

Jeffery Pontius

,

Michael Kinley,

President & Chief Executive Officer

Chief Financial Officer

August 6, 2008

Vancouver, Canada

INTERNATIONAL TOWER HILL MINES LTD.
(An Exploration Stage Company)
Consolidated Financial Statements
(Expressed in Canadian dollars)

Auditors’ Report

Comments by Auditor for U.S. Readers on Canada – United States Reporting Differences

Consolidated Balance Sheets

Consolidated Statements of Operations and Deficit

Consolidated Statements of Cash Flows

Notes to the Consolidated Financial Statements

Auditors' Report

To the Shareholders of

International Tower Hill Mines Ltd.

We have audited the consolidated balance sheets of International Tower Hill Mines Ltd. as at May 31, 2008, 2007 and 2006 and the consolidated statements of operations and deficit and cash flows for the years then ended. These financial statements are the responsibility of the company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Canada and the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at May 31, 2008, 2007 and 2006 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Comments by Auditors for U.S. Readers on Canada – United States Reporting Differences

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the company’s ability to continue as a going concern, such as those described in note 1 to the consolidated financial statements.  Our report to the shareholders dated August 6, 2008, is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditor’s report when these are adequately disclosed in the financial statements.  Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States.  Application of accounting principles generally accepted in the United States would have affected results of operations for each of the years in the three year period ended May 31, 2008 and shareholders’ equity as at May 31, 2008, 2007 and 2006 to the extent summarized in note 12 to the consolidated financial statements.

INTERNATIONAL TOWER HILL MINES LTD.
(An Exploration Stage Company)
Consolidated Balance Sheets
(Expressed in Canadian dollars)
As at May 31

	2008	2007	2006

ASSETS
Current
Cash and cash equivalents	$ 10,859,942	$ 21,908,273	$ 6,695
Marketable securities (note 4)	247,000	-	10,000
Accounts receivable	24,833	113,870	1,668
Prepaid expenses	193,426	97,104	2,052

	11,325,201	22,119,247	20,415

Term deposit (note 6a)	-	2,500	2,500

Equipment (note 5)	104,547	115,920	-

Mineral properties (note 6)	23,151,228	13,387,113	1,030,316

	$ 34,580,976	$ 35,624,780	$ 1,053,231

LIABILITIES
Current
Accounts payable and accrued liabilities	$ 724,798	$ 955,363	$ 6,097

SHARE CAPITAL AND DEFICIT
Share capital (note 7)	40,586,229	39,351,328	3,715,664
Contributed surplus (note 7)	7,024,590	6,652,640	-
Deficit	(13,754,641)	(11,334,551)	(2,668,530)

	33,856,178	34,669,417	1,047,134

	$ 34,580,976	$ 35,624,780	$ 1,053,231

Commitments (note 6)

Subsequent events (note 14)

Approved by the Directors:

“Hendrik Van Alphen”

Director

“Anton Drescher”

Director

INTERNATIONAL TOWER HILL MINES LTD.
(An Exploration Stage Company)
Consolidated Statements of Operations and Deficit
(Expressed in Canadian dollars)
As at May 31

	2008	2007	2006

Administrative expenses
Administration	$ 46,425	$ 103,746	$ -
Amortization	46,008	33,652	-
Charitable donations	31,513	48,650	-
Consulting	293,270	3,465,383	60,000
Insurance	82,537	42,799	-
Investor relations	782,650	734,593	-
Office	119,107	105,668	3,338
Professional fees	203,428	187,663	18,635
Property investigation	110,809	128,535	20,881
Regulatory	110,087	93,303	15,957
Rent	86,168	68,071	7,200
Telephone	25,143	22,548	-
Travel	205,025	162,155	1,565
Wages and benefits	1,087,172	2,253,540	-
	(3,229,342)	(7,450,306)	(127,576)

Other items
Gain on sale of mineral property	89,246	-	-
Interest income	603,094	248,591	348
Gain on foreign exchange	116,912	9,193	-
Write-off of mineral properties ((Note 6(a), (e)(iii) and (d)(vii))	-	(1,473,499)	-
	809,252	(1,215,715)	348

Loss and comprehensive loss for the year	(2,420,090)	(8,666,021)	(127,228)

Deficit, beginning of the year	(11,334,551)	(2,668,530)	(2,541,302)

Deficit, end of the year	$ (13,754,641)	$ (11,334,551)	$ (2,668,530)

Basic and fully diluted loss per share	$ (0.06)	$ (0.32)	$ (0.01)

Weighted average number of shares outstanding	39,193,360	27,101,104	9,620,402

See accompany notes to consolidated financial statements

INTERNATIONAL TOWER HILL MINES LTD.
(An Exploration Stage Company)
Consolidated Statements Cash Flows
(Expressed in Canadian dollars)
As at May 31

	2008	2007	2006
Operating Activities
Loss and comprehensive loss for the year	$ (2,420,090)	$ (8,666,021)	$ (127,228)
Add item not affecting cash
Amortization	46,008	33,652	-
Stock based compensation	381,975	5,737,178	-
Write off of mineral properties	-	1,473,499	-
Gain on sale of property	(89,246)	-	-
Changes in non-cash items:
Accounts receivable	89,037	(112,202)	(32)
Accounts payable and accrued liabilities	(10,756)	131,291	(9,341)
Prepaid expenses	(96,322)	(95,052)	(322)
Cash used in operating activities	(2,099,394)	(1,497,655)	(136,923)

Financing Activities
Advance from (repayment to) a director	-	-	(80,000)
Issuance of share capital	1,209,275	29,978,674	200,000
Share issuance costs	15,601	(924,167)	-
Cash provided by financing activities	1,224,876	29,054,507	120,000

Investing Activities
Expenditures on mineral properties	(10,139,178)	(5,515,702)	(3,804)
Exploration tax credit	-	-	19,711
Investment in Ravencrest	-	10,000	-
Expenditures on equipment	(34,635)	(149,572)	-
Cash provided by (used in) investing activities	(10,173,813)	(5,655,274)	15,907

Increase (decrease) in cash	(11,048,331)	21,901,578	(1,016)

Cash and cash equivalents, beginning of year	21,908,273	6,695	7,711

Cash and cash equivalents, end of year	$ 10,859,942	$ 21,908,273	$ 6,695

Supplemental cash flow information
Interest paid	$ -	$ -	$ -
Income taxes paid	$ -	$ -	$ -
Non-cash financing and investing transactions
Shares issued to acquire mineral properties	$ -	$ 7,496,619	$ -
Shares issued as agent commission	$ -	$ 945,785	$ -
Issuance of agents options and agents units for share issue costs	$ -	$ 2,108,874	$ -
Accounts payable included in mineral property expenditures	$ 598,165	$ 817,975	$ -

See accompany notes to consolidated financial statements

INTERNATIONAL TOWER HILL MINES LTD.
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in Canadian dollars)
As at May 31

1.

NATURE OF OPERATIONS

The Company is in the business of acquiring, exploring and evaluating mineral properties, and either joint venturing or developing these properties further or disposing of them when the evaluation is completed.  At May 31, 2008, the Company was in the exploration stage and had interests in properties in Alaska and Nevada, U.S.A.

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles on a going concern basis, which presume the realization of assets and discharge of liabilities in the normal course of business for the foreseeable future.  The Company’s ability to continue as a going concern is dependent upon achieving profitable operations and/ or obtaining additional financing.  While the Company is expending its best efforts in this regard, the outcome of these matters can not be predicted at this time.  These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue in business.

The recoverability of amounts shown as mineral properties and deferred exploration costs is dependent upon the existence of economically recoverable reserves, the ability of the Company to obtain necessary financing to complete their development and future profitable production or disposition thereof.

2.

SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the significant accounting policies used by management in the preparation of these consolidated financial statements in accordance with Canadian generally accepted accounting principles.

a)

Basis of consolidation

These consolidated financial statements include the accounts of International Tower Hill Mines Ltd. and its wholly owned subsidiaries Talon Gold Alaska, Inc. (an Alaska corporation), Talon Gold (US) LLC (a Colorado limited liability company), Talon Gold Nevada Inc. (a Nevada corporation) and 813034 Alberta Ltd. (an Alberta corporation).  All intercompany transactions and balances  have been eliminated.

b)

Cash equivalents

The Company considers cash equivalents to consist of highly liquid investments that are cashable on demand, and which are subject to insignificant credit and interest rate risk.

At May 31, 2008, the Company held $8,721,062 of Bank Of Nova Scotia bank discount note due June 26, 2008 bearing interest at 3.08% per annum, and Guaranteed Investment Certificates of $nil (2007 - $5,002,500; 2006 - $Nil)).

c)

Marketable securities

Marketable securities are classified as held-for-trading, and are carried at quoted market value, where applicable, or at an estimate of fair value.  Resulting realized and unrealized gains or losses, net of applicable income taxes, are reflected in operations.

d)

Foreign currency translation

Monetary assets and liabilities are translated at year-end exchange rates; other assets and liabilities have been translated at the rates prevailing at the date of transaction.  Revenue and expense items, except for amortization, are translated at the average rate of exchange for the year.  Amortization is converted using rates prevailing at dates of acquisition.  Gains and losses from foreign currency translation are included in the consolidated statements of operations.

e)

Equipment

Equipment is stated at cost, net of accumulated amortization. Amortization is recorded over the estimated useful life of the assets at the following annual rates:

Computer equipment

-

30% declining balance

Furniture and equipment

-

20% declining balance

Computer software

-

3 years straight line

f)

Mineral properties

Mineral properties consist of mining claims, leases and options.  Acquisition options, leasehold and exploration costs are capitalized and deferred until such time as the property is put into production or the properties are disposed of either through sale or abandonment.  If the property is put into production, the costs of acquisition and exploration will be written-off over the life of the property, based on estimated economic reserves.  Proceeds received from the sale of any interest in a property will first be credited against the carrying value of the property, with any excess included in operations for the period.  If a property is abandoned, the property and deferred exploration costs will be written-off to operations in the period of abandonment.

Recorded costs of mineral properties and deferred exploration and development expenditures are not intended to reflect present or future values of mineral properties.

Deferred costs related to mineral property interests are periodically reviewed for impairment.  A review for potential impairment is subject to potentially material measurement uncertainty.  If a review indicates that a mineral property interest has been impaired the related deferred costs are written down or written off.

Although the Company has taken steps to verify title to mineral properties in which it has an interest, based on industry norms for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title.  Property title may be subject to unregistered prior agreements and inadvertent non-compliance with regulatory requirements.

g)

Asset retirement obligation

The Company has adopted the CICA Handbook Section 3110 “asset retirement obligations” which establishes standards for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated asset retirement costs.  The standards apply to legal obligations associated with the retirement of long-lived tangible assets that arise from the acquisition, construction, development or normal operation of such assets.  The standards require that a liability for an asset retirement obligation be recognized in the period in which it is incurred and when a reasonable estimate of the fair value of the liability can be made.  Furthermore, a corresponding asset retirement cost is recognized by increasing the carrying amount of the related long-lived asset.  The asset retirement cost is subsequently allocated in a rational and systematic method over the underlying asset’s useful life.  The initial fair value of the liability is accreted, by charges to operations, to its estimated future value.

h)

Loss per share

Basic loss per share is calculated using the weighted average number of shares outstanding during the period. The weighted average number of shares outstanding during the period was 39,193,360 (2007 –27,101,104; 2006 – 9,620,402).  Diluted loss per share has not been presented separately as the outstanding options and warrants are anti-dilutive for each of the years presented.

The Company uses the treasury stock method of calculating fully diluted per share amounts whereby any proceeds from the exercise of stock options or other dilutive instruments are assumed to be used to purchase common shares at the average market price during the period.

i)

Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenditures during the reporting period. Actual results could differ from those reported.

j)

Income tax

Income taxes are accounted for using the future income tax method.  Under this method income taxes are recognized for the estimated income taxes payable for the current year and future income taxes are recognized for temporary differences between the tax and accounting bases of assets and liabilities and for the benefit of losses available to be carried forward for tax purposes that are more likely than not to be realized.  Future income taxes assets and liabilities are measured using tax rates expected to apply in the years in which the temporary differences are expected to be recovered or settled.

k)

Stock based compensation

The Company has adopted the recommendations of the Canadian Institute of Chartered Accountants with respect to the recognition, measurement, and disclosure of stock-based compensation and other stock based payments.  Under this policy the Company has elected to value stock-based compensation granted at the fair value as determined using the Black-Scholes option valuation model.  Compensation is recognized in the statement of operations over the vesting period.

l)

Joint venture accounting

Where the Company’s exploration and development activities are conducted with others, the accounts reflect only the Company’s proportionate interest in such activities.

m)

Measurement uncertainty

The future recovery of the recorded cost of the properties, and the provision for a future asset retirement obligation, are based on estimates.  By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future periods could be significant.

n)

Future accounting changes

i)

Capital Disclosures

In February 2007, the Canadian Institute of Chartered Accountants’ (“CICA”) issued Handbook Section 1535, “Capital Disclosures”, which requires the disclosure of both qualitative and quantitative information that provides users of financial statements with information to evaluate the entity’s objectives, policies and procedures for managing capital. The new section is effective for years beginning on or after October 1, 2007. Other than the additional disclosure in Note 13, the adoption of this Section has had no impact on the Company’s consolidated financial statements.

ii)

Goodwill and Intangible Assets

In February 2008, the CICA issued Handbook Section 3064 “Goodwill and Intangible Assets”, replacing Section 3062, “Goodwill and Other Intangible Assets”, and Section 3450, “Research and Development Costs”. These sections establish standards for the recognition, measurement, presentation and disclosure of goodwill subsequent to its initial recognition and of intangible assets by profit-oriented enterprises. Standards concerning goodwill are unchanged from the standards included in the previous Section 3062. The new sections are effective for years beginning on or after October 1, 2008. The Company is in the process of assessing the impact of these new sections on its consolidated financial statements.

iii)

International Financial Reporting Standards ("IFRS")

In 2006, the Canadian Accounting Standards Board ("AcSB") published a new strategic plan that will significantly affect financial reporting requirements for Canadian companies. The AcSB strategic plan outlines the convergence of Canadian generally accepted accounting principles (“GAAP”) with IFRS over an expected five year transitional period.  In February 2008 the AcSB announced that 2011 is the changeover date for publicly-listed companies to use IFRS, replacing Canada's own GAAP. The date is for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. The transition date of January 1, 2011 will require the restatement for comparative purposes of amounts reported by the Company for the years ended December 31, 2010 and earlier where applicable. While the Company has begun assessing the adoption of IFRS for 2011, the financial reporting impact of the transition to IFRS cannot be reasonably estimated at this time.

iv)

Financial Instruments

The new Sections 3862 and 3863 replace Handbook Section 3861, Financial Instruments – Disclosure and Presentation, revising and enhancing its disclosure requirements, and carrying forward unchanged its presentation requirements. These new sections place increased emphasis on disclosures about the nature and extent of risks arising from financial instruments and how the entity manages those risks. These new standards will be adopted on June 1, 2008.

v)

General Standards of Presentation (Section 1400)

In June 2007, the CICA amended this Section to include requirements to assess an entity’s ability to continue as a going concern and disclose any material uncertainties that cast doubt on its ability to continue as a going concern.  The mandatory effective date is for annual and interim financial statements for years beginning on or after January 1, 2008.  This new requirement will be adopted by the Company effective June 1, 2008.  The adoption of this Section will not have an impact on the consolidated financial statements.

3.

CHANGE IN ACCOUNTING POLICY

Effective June 1, 2007, the Company adopted the following new accounting standards issued by the Canadian Institute of Chartered Accountants (“CICA”) relating to financial instruments.  These new standards have been adopted on a prospective basis with no restatement to prior period financial statements.

i)

Accounting Changes (Section 1506)

This Section establishes criteria for changes in accounting policies, accounting treatment and disclosure regarding changes in accounting policies, estimates and corrections of errors.  In particular, this Section allows for voluntary changes in accounting policy only when they result in the financial statements providing reliable and more relevant information.  Furthermore, this Section requires disclosure of when an entity has not applied a new source of GAAP that has been issued but is not yet effective.  Such disclosures are provided below.  The adoption of this Section had no further effects on the financial statements for the year ended May 31, 2008.

ii)

Financial Instruments – Recognition and Measurement (Section 3855); Disclosure and Presentation (Section 3861)

This standard sets out criteria for the recognition and measurement of financial instruments for fiscal years beginning on or after October 1, 2006.  This standard requires all financial instruments within its scope, including derivatives, to be included on a Company’s balance sheet and measured either at fair value or, in certain circumstances when fair value may not be considered most relevant, at cost or amortized cost.  Changes in fair value are to be recognized in the statements of operations and comprehensive income.

All financial assets and liabilities are recognized when the entity becomes a party to the contract creating the item.  As such, any of the Company’s outstanding financial assets and liabilities at the effective date of adoption are recognized and measured in accordance with the new requirements as if these requirements had always been in effect.  Any changes to the fair values of assets and liabilities prior to June 1, 2007 are recognized by adjusting opening deficit or opening accumulated other comprehensive income.

All financial instruments are classified into one of the following five categories: held for trading, held-to-maturity, loans and receivables, available-for-sale financial assets, or other financial liabilities.  Initial and subsequent measurement and recognition of changes in the value of financial instruments depends on their initial classification.

The Company classified its financial instruments as follows:

      Cash and cash equivalents are classified as held for trading.
      Accounts receivable are classified as loans and receivables.
      Marketable securities are classified as held for trading.
      Accounts payable and accrued liabilities have been classified as other liabilities.

iii)

Comprehensive Income (Section 1530)

Comprehensive income is the change in shareholders’ equity during a period from transactions and other events from non-owner sources.  This standard requires certain gains and losses that would otherwise be recorded as part of the net earnings to be presented in other “comprehensive income” until it is considered appropriate to recognize into net earnings.  This standard requires the presentation of comprehensive income, and its components in a separate financial statement that is displayed with the same prominence as the other financial statements.

There are no material difference between comprehensive income (loss) and its net loss for the year as reported.

4.

MARKETABLE SECURITIES

	Year ended May 31, 2008	Year ended May 31, 2007	Year ended May 31, 2006

Millrock Resources Inc.	$ 247,000	$ -	$ -
Ravencrest Resources Inc. (cost base $10,000)	-	-	10,000
	$ 247,000	$ -	$ 10,000

On May 24, 2007 the Company sold the total 100,000 shares of Ravencrest Resources Inc. (“Ravencrest”) acquired as part of the Mining Venture Agreement with Ravencrest (note 6 (a)).

On April 4, 2008 the Company sold its South Estelle, Alaska property to Millrock Resources Inc. for 650,000 Millrock shares or $247,000 based upon their market value on that date of $0.38 per share. As at May 31, 2008, the quoted market value of these shares was also $0.38 per share, therefore no further fair value adjustment was required.

5.

EQUIPMENT

	May 31, 2008			May 31, 2007
	Cost	Accumulated Amortization	Net Book Value	Net Book Value
Furniture and equipment	$ 6,671	$ 1,380	$ 5,291	$ 3,903
Computer equipment	88,060	26,192	61,868	47,395
Computer software	89,476	52,088	37,388	64,622

	$ 184,207	$ 79,660	$ 104,547	$ 115,920

6.

MINERAL PROPERTIES

Accumulated costs in respect of mineral tenures and mineral rights owned, leased or under option, consist of the following:

					Properties Acquired From Anglo	Nevada Properties		Optioned Properties
	Siwash		West
	Silver leases	BMP	Tanana	South Estelle		Painted Hills	North Bullfrog	LMS	Terra
	(note 6(a))	(note 6(b))	(note 6(c))	(note 6(d))		(note 6(g))	(note 6(g))	(note 6(f))	(note 6(f))	Total CDN$
Balance May 31, 2005	$ 1,026,512	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ 1,026,512
Acquisition costs:	3,230	-	-	-	-	-	-	-	-	3,230
Cash payments:	574	-	-	-	-	-	-	-	-	574
Balance May 31, 2006	1,030,316	-	-	-	-	-	-	-	-	1,030,316
Acquisition costs:
Cash payments	-	-	67,499	-	99,115	22,738	22,738	-	-	212,089
Common shares issued	-	-	-	-	7,496,619	-	-	-	-	7,496,619
	-	-	67,499	-	7,595,734	22,738	22,738	-	-	7,708,708
Deferred exploration costs:
Contract services	-	39,377	100,323	1,336	723,299	24,269	48,220	510,073	639,904	2,086,802
Assay	-	682	21,945	-	160,348	475	718	78,739	39,839	302,746
Drilling	-	-	-	-	651,287	7,897	666,469	488,801	169,315	1,983,769
Field costs	-	-	109,949	-	124,601	-	90,586	192,481	187,164	704,781
Equipment rental	-	-	1,819	-	130,208	-	9,682	103,305	31,238	276,253
Land maintenance & tenure	-	-	77,990	-	372,939	-	34,447	11,645	75,869	572,891
Transportation	-	-	18,462	-	19,050	-	4,899	83,538	529	126,477
Travel	-	-	8,849	-	23,717	400	16,459	13,543	4,901	67,869
	-	40,059	339,338	1,336	2,205,450	33,040	871,480	1,482,126	1,148,759	6,121,587
Total expenditures for the year	-	40,059	406,837	1,336	9,801,184	55,778	894,217	1,482,126	1,148,759	13,830,296
Write-offs	(1,030,315)	-	-	-	(443,183)	-	-	-	-	(1,473,498)
Balance May 31, 2007	1	40,059	406,837	1,336	9,358,000	55,778	894,217	1,482,126	1,148,759	13,387,113
Acquisition costs:
Cash payments	-	-	-	95,505	-	20,084	7,693	-	-	123,282
Common shares issued	-	-	-	-	-	-	-	-	-	-
	-	-	-	95,505	-	20,084	7,693	-	-	123,282
Deferred exploration costs:
Advance to contractors	-	-	-	-	813,870	-	-	-	-	813,870
Contract services	-	222,012	265,260	48,699	1,058,744	112,647	186,263	142,462	721,540	2,757,627
Assay	-	10,389	46,868	12,691	287,959	63,688	364,259	43,708	100,789	930,351
Drilling	-	-	219,099	-	765,826	519,547	463,291	-	620,404	2,588,167
Field costs	-	5,508	29,688	2,622	392,542	49,949	112,893	23,714	311,373	928,289
Equipment rental	-	3,264	44,149	2,992	202,940	8,504	19,962	55,789	76,316	413,916
Land maintenance & tenure	-	42,354	62,286	-	384,292	59,709	112,600	10,010	103,894	775,145
Transportation	-	-	24,809	-	169,929	9,418	10,256	31,109	196,845	442,366
Travel	-	3,212	3,468	-	89,397	24,925	27,213	255	6,477	154,947
	-	286,739	695,627	67,004	4,165,499	848,387	1,296,737	307,047	2,137,638	9,804,678
Total expenditures for the year	-	286,739	695,627	162,509	4,165,499	868,471	1,304,430	307,047	2,137,638	9,927,960
Property sale	-	-	-	(163,845)	-	-	-	-	-	(163,845)
Balance May 31, 2008	$ 1	$ 326,798	$ 1,102,464	$ -	$13,523,499	$ 924,249	$ 2,198,647	$1,789,173	$ 3,286,397	$23,151,228

	Properties Acquired From Anglo
		West	Coffee
	Livengood	Pogo	Dome	Gilles	Cariboo	Chisna	Blackshell
	(note 6(e))	(note 6(e))	(note 6(e))	(note 6(e))	(note 6(e))	(note 6(e))	(note 6(e))	sub-total
Balance May 31, 2005	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition costs:	-	-	-	-	-	-	-	-
Cash payments:	-	-	-	-	-	-	-	-
Balance May 31, 2006	-	-	-	-	-	-	-	-
Acquisition costs:
Cash payments	67,052	5,243	8,940	5,214	1,491	7,450	3,725	99,115
Common shares issued	5071,499	396,519	676,200	394,450	112,698	563,502	281,751	7,496,619
	5,138,551	401,762	685,140	399,664	114,189	570,952	285,476	7,595,734
Deferred exploration costs:
Contract services	325,036	23,295	24,708	23,502	-	303,624	23,133	723,299
Assay	125,095	6,699	12,665	2,896	-	9,959	3,034	160,348
Drilling	651,287	-	-	-	-	-	-	651,287
Field costs	115,504	125	6,461	90	-	1,299	1,122	124,601
Equipment rental	125,003	-	-	-	-	5,206	-	130,208
Land maintenance & tenure	255,469	237	55,633	13,976	12,761	32,671	2,191	372,939
Transportation	19,012	-	-	-	-	37	-	19,050
Travel	22,334	-	-	-	-	107	1,276	23,717
	1,638,741	30,356	99,467	40,463	12,761	352,903	30,757	2,205,450
Total expenditures for the year	6,777,292	432,119	784,607	440,127	126,950	923,855	316,233	9,801,184
Write-offs					(126,950)		(316,233)	(443,183)
Balance May 31, 2007	6,777,292	432,119	784,607	440,127	-	923,855	-	9,358,000
Acquisition costs:
Cash payments	-	-	-	-	-	-	-	-
Common shares issued	-	-	-	-	-	-	-	-
	-	-	-	-	-	-	-	-
Deferred exploration costs:					-
Advance to contractors	813,870	-	-	-	-	-	-	813,870
Contract services	686,148	156	61,657	35	-	310,748	-	1,058,744
Assay	227,895	-	13,588	-	-	46,476	-	287,959
Drilling	765,826	-	-	-	-	-	-	765,826
Field costs	350,372	-	7,999	-	-	34,171	-	392,542
Equipment rental	192,201	-	3,322	-	-	7,417	-	202,940
Land maintenance & tenure	207,310	9,564	79,235	9,093	-	79,090	-	384,292
Transportation	141,594	-	11,221	-	-	17,114	-	169,929
Travel	35,346	-	7,899	-	-	46,152	-	89,397

Total expenditures for the year	3,420,562	9,720	184,921	9,128	-	541,168	-	4,165,499
Sale of the property	-	-	-	-	-	-	-	-
Balance May 31, 2008	$ 10,197,854	$ 441,839	$ 969,528	$ 449,255	$ -	$ 1,465,023	$ -	$ 13,523,499

(a)

Siwash Silver Claims, B.C.

On September 22, 2006, the Company entered into a letter agreement with Ravencrest whereby Ravencrest will acquire all of the Company’s interest in ninety-seven mineral claims and one lot in exchange for the Company retaining a 5% net smelter returns royalty and Ravencrest’s assumption of all liabilities and risks concerning the property.  The original mining venture agreement dated March 31, 2005 between the Company and Ravencrest was also terminated.  Accordingly, the Company wrote down the Siwash Silver Claims to a nominal value of $1, recognizing a charge to operations of $1,030,315 during the year ended May 31, 2007.

The Company has pledged a $2,500 term deposit as reclamation security for work on Siwash property as required by the Province of British Columbia.  During the year of 2008, the deposit was returned to the Company.

(b)

BMP Project, Alaska

In September, 2006, the Company staked a total of 108 Alaska state mining claims at a new location in the Bethel Recording District.  The claims cover a base metal target developed from the Company’s exploration program conducted in 2006.

   On March 26, 2008, the Company has executed an agreement with respect to the exploration and option to lease of key exploration ground adjoining the Company’s BMP claim block from Cook Inlet Region, Inc. (CIRI), an Alaska Native Corporation.

ITH and CIRI have signed an exploration agreement with an option to lease, covering a 6,200 hectare area located immediately adjacent to the eastern side of the Company’s existing BMP claim block. The general terms of the agreement are as follows:

Exploration Agreement (2 year initial term with automatic 3 year renewal)

• Payments: Annual rental payment of USD20,000 per year for the first 2 years, increasing to USD40,000 for years 3 through 5. At the end of year 2, the Company will be required to reduce the lands subject to the agreement by 50% unless otherwise justifiable geologically, in which case a bonus of USD5.00 per acre is payable upon the renewal for all lands retained in excess of 3,100 hectares.

• Work Commitments: USD275,000 in year 1 escalating to USD 500,000 in year 5.

• Lease Option: Upon having expended a minimum of USD800,000, drilled 2,500 feet of core drilling and produced a positive pre-feasibility study over an area within the CIRI lands that contains mineralization and may be capable of development into a mine, the Company may elect to enter into a mining lease over the ground that is the subject to the positive pre-feasibility study.

Mining Lease (15 year initial term, and so long thereafter as commercial production continues)

• Advance Minimum Royalty: Payments of USD150,000 in years 1-3, USD200,000 in years 4-5 and USD400,000 for year 6 and beyond (unless a feasibility study has been completed). AMR payments are 50% deductible from royalty payments.

• Sliding Scale Royalty: An NSR Royalty of between 1 and 2.5% before payback and between 3 and 5% (depending upon the gold price) after payback is payable in respect of precious metals, and an NSR Royalty of 1% before payback and 3% after payback is payable in respect of base metals. In both cases, CIRI will have the option to replace the NSR Royalty with a Net Profits Interest Royalty (10% before payback and 20% after).

• CIRI Participation Option: Upon a production decision being made, CIRI will have the right to acquire up to a 15% working interest in the leased area by contributing 2 times its pro rata share of the cumulative project expenditures by the Company (other than AMR payments) to the date of the exercise of CIRI’s participation option. The Company will also make annual donations of USD10,000 to The CIRI Foundation or other scholarship fund designated by CIRI during the continuance of the exploration.

(c)

West Tanana Project, Alaska

On August 14, 2006, the Company acquired an interest in the West Tanana Project from Doyon Limited (“Doyon”), an Alaska Native Regional Corporation, by way of a mining exploration agreement with the option to lease.  The agreement with Doyon is a two stage Exploration Option/Mining Lease, whereby the Company has the option to enter into one or more mining leases over some or all of the Doyon conveyed lands (25,920 acres) and up to three leases totalling 8,000 acres over the Doyon selected lands (25,872 acres) subject to the exploration option agreement.

In order to maintain the option to lease in good standing, the Company is required to pay Doyon USD350,000 over six years (five years plus one year extension, USD50,000 first year), make annual scholarship donations of USD10,000 per year (paid US$50,000 in lease payment and USD10,000 in scholarship donations); and incur exploration expenditures totalling USD2,625,000, subject to reduction to USD2,125,000 if the lands subject to the option are reduced by 50% or more (USD75,000 commitment for the first year). If the Company does not terminate the option prior to January 1 in any option year, the specified minimum expenditures for that year become a commitment.

At any time during the option period, the Company may enter into a mining lease with Doyon with respect to any one or more area(s) of the lands in respect of which it has expended at least USD600,000, carried out at least 10,000 feet of core drilling, and submitted a pre-feasibility study. Each mining lease will have a term of 15 years and for so long thereafter as commercial production continues and requires advance minimum royalty payments of USD250,000 per year during the first five years of the term.  The Company is also required to incur minimum mandatory exploration expenditures equal to the greater of USD25/acre or USD250,000 for each of the first five years and USD50/arce or USD500,000 in the sixth and each succeeding year.  If, on or before the 5th year of the term, the Company has not produced a feasibility study and made a production decision, the annual advance minimum royalty payments increase to USD500,000.  Advance royalty payments are credited against 50% of production royalties. Upon commencement of commercial production, the Company is required to pay a production royalty on precious metals, calculated as the greater of 2% of net smelter returns pre-payout and 4% of net smelter returns post-payout or 10% of net profits pre-payout and 20% of net profits post payout, and on base metals, calculated as the greater of 1% of net smelter returns pre-payout and 3% of net smelter return post-payout or 10% of net profits pre-payout and 20% of net profits post payout.  Payout occurs when the Company has recouped cumulative gross revenues from production equal to its cumulative expenditures since the effective date of the lease.  Upon the Company having made a production decision with respect to any leased area, Doyon will also have the right to acquire a minimum of 5%, and a maximum of 10%, participating interest in the Company’s interest in that leased area by contributing an amount equal to 2.25 times Doyon’s elected percentage of the Company’s cumulative project expenditures to the joint venture to be formed upon Doyon’s election to participate.  Such contribution will be applied to fund 100% of joint venture expenditures until exhausted following which each party will be required to contribute its pro rata share of further expenditures.

(d)

South Estelle Project, Alaska

On June 15, 2007, the Company signed a binding letter of intent with Hidefield Gold Plc. of London England. (AIM: HIF) and its partner, Mines Trust Ltd. (a private Alaskan company) pursuant to which ITH can earn up to a 80% interest in the South Estelle project located in southwest Alaska. The project consists of 168 State of Alaska unpatented lode mining claims.

Under the ITH/Hidefield/Mines Trust LOI ITH can earn up to an aggregate 80% interest in the project as follows:

•   ITH can earn an initial 51% interest by making payments of USD42,000 upon TSX Venture Exchange (“TSXV”) acceptance of the transaction (paid) and an additional USD50,000 on or before January 8, 2008 (paid), and incurring aggregate exploration expenditures of USD$2,000,000 prior to December 31, 2009 (USD75,000 on or before December 31, 2007, which ITH has committed to incur);

•   ITH can earn an additional 19% interest (aggregate of 70%) by incurring an additional USD3,000,000 in exploration expenditures before December 31, 2011; and,

•    ITH can earn an additional 10% interest (aggregate of 80%) by funding all expenditures required to prepare and deliver a positive bankable feasibility study. There is no time limit for the delivery of such feasibility study.

At any time after ITH earns its initial 51% interest, Hidefield/Mines Trust can convert their interest into a 1.5% net smelter return royalty. Following ITH having earned its interest, if Hidefield/Mines Trust do not elect to convert to an NSR, the parties will enter into a joint venture, in which each will be responsible for its pro rata share of further expenditures. If the interest of either ITH or Hidefield/Mines Trust in such joint venture is reduced to 10% or less, such interest will be converted to a 1.5% NSR royalty.

The agreement with Hidefield/Mines Trust is subject to the acceptance for filing thereof by the TSXV on behalf of ITH (received July 4, 2007).

On April 2, 2008, the Company sold its interest in the property to Millrock Resources Inc., a public company listed on the TSX Venture Exchange in consideration of the issuance of 650,000 common shares of Millrock  and the Company held 1% net smelter return royalty on Millrock’s interest in the property. The Sale Agreement was subject to the acceptance for filing by the TSX Venture Exchange on behalf of Millrock.  The Company recognized a gain of $89,246 on the sale.

(e)

Properties acquired from AngloGold, Alaska

Pursuant to an Asset Purchase and Sale and Indemnity Agreement dated June 30, 2006, as amended on July 26, 2007, (the “AngloGold Agreement”) among the Company, AngloGold Ashanti (U.S.A.) Exploration Inc. (“AngloGold”) and Talon Gold Alaska, Inc. (the Company’s wholly owned Alaskan subsidiary), the Company acquired all of AngloGold’s interest in a portfolio of seven mineral exploration projects in Alaska (then aggregating 246 square kilometres) and referred to as the Livengood, Chisna, Gilles, Coffee Dome, West Pogo, Blackshell, and Caribou properties (the “Sale Properties”) in consideration of cash payment USD50,000 on Aug 4, 2006, and the issuance of 5,997,295 common shares, representing approximately 19.99% of the Company’s issued shares following the closing of the acquisition and two private placement financings raising an aggregate of $11,479,348.  AngloGold has the right to maintain its percentage equity interest in the Company, on an ongoing basis, provided that such right will terminate if AngloGold’s interest falls below 10% at any time after January 1, 2009.

As further consideration for the transfer of the Sale Properties, the Company granted to AngloGold a 90 day right of first offer with respect to the Sale Properties and any additional mineral properties in Alaska in which the Company acquires an interest and which interest the Company proposes to farm out or otherwise dispose of.  If AngloGold’s equity interest in the Company is reduced to less than 10%, then this right of first offer will terminate.  Details of the Sale Properties are as follows:

(i)

Livengood Property

The Livengood property is located in the Tintina gold belt approximately 110 kilometres north of Fairbanks, Alaska.  The property consists of approximately 3,621 acres of mineral rights leased from the State of Alaska, 169 State of Alaska mining claims leased from two individuals, 20 federal unpatented lode mining claims leased from two individuals, three federal patented lode mining claims leased from a group of individuals and two unpatented federal lode mining and four federal unpatented placer mining claims leased from an individual.

Details of the leases are as follows:

-

the lease of the Alaska State mineral rights is for an initial term of 3 years, commencing July 1, 2004 (subject to extension for 2 extensions of three years each) and requires work expenditures of USD10/acre/year in years 1 – 3, USD20/acre/year in years 4 – 6 and USD30/acre/year in years 7 – 9 and advance royalty payments of USD5/acre/year in years 1 - 3, USD15/acre/year in years 4 – 6 and USD25/acre/year in years 7 – 9.  An NSR production royalty of between 2.5% and 5.0% (depending upon the price of gold) is payable to the lessor with respect to the lands subject to this lease.  In addition, an NSR production royalty of 1% is payable to the lessor with respect to the unpatented federal mining claims subject to the lease below.

-

the lease of the 169 State of Alaska mining claims is for an initial term of ten years, commencing on September 11, 2006, and for so long thereafter as mining related activities are carried out.  The lease requires payments of USD75,000 on execution (paid), USD50,000 in each of years 2 – 5 and USD100,000 in each of years 6 -10 and work expenditures of USD100,000 in year 1, USD200,000 in each of years 2 – 5 and USD300,000 in each of years 6 -10.  An NSR production royalty of between 2% and 5% is payable to the lessors (depending upon the price of gold).  The Company may buy all interest in the property subject to the lease (including the retained royalty) for USD10,000,000.

-

the lease of the 20 Federal unpatented claims is for an initial term of ten years, commencing on April 21, 2003 and for so long thereafter as mining related activities are carried out.  The lease requires a bonus payment of USD5,000 on signing (paid), and advance royalties of USD20,000 on execution (paid), USD30,000 on or before April 21, 2004 (paid), USD40,000 on or before April 21, 2005 (paid), USD50,000 on or before April 21, 2006 (paid), USD40,000 on or before April 21, 2007 (paid) and an additional USD50,000 on or before each subsequent April 21 during the term (April 21, 2008  paid).  An NSR production royalty of between 2% and 3% (depending on the price of gold) is payable to the lessors.  The Company may purchase 1% of the royalty for USD1,000,000.

-

the lease of the patented federal claims is for an initial term of ten years, and for so long thereafter as the Company pays the lessors the minimum royalties required under the lease.  The lease requires a bonus payment of USD10,000 on signing (paid), and minimum royalties of USD10,000 on or before January 18, 2008 (paid), USD10,000 on or before January 18, 2009, USD15,000 on or before January 18, 2010 and an additional USD20,000 on or before each of January 18, 2011 through January 18, 2016 and an additional USD25,000 on each subsequent January 18 thereafter during the term (all of which minimum royalties are recoverable from production royalties).  An NSR production royalty of 3% is payable to the lessors.  The Company may purchase all interest of the lessors in the leased property (including the production royalty) for

USD1,000,000 (less all minimum and production royalties paid to the date of purchase), of which USD500,000 is payable in cash over 4 years following the closing of the purchase and the balance of USD500,000 is payable by way of the 3% NSR production royalty.

-

the mining lease of the two unpatented federal lode mining and four federal unpatented placer claims has an initial term of ten years, commencing on March 28, 2007, and for so long thereafter as mining related activities are carried out.  The lease requires payment of advance royalties of USD3,000 on execution (paid), USD5,000 on or before March 28, 2009, USD10,000 on or before March 28, 2010 and an additional USD15,000 on or before each subsequent March 28 thereafter during the initial term (all of which minimum royalties are recoverable from production royalties).  The Company is required to pay the lessor the sum of USD250,000 upon making a positive production decision.  An NSR production royalty of 2% is payable to the lessor.  The Company may purchase all interest of the lessor in the leased property (including the production royalty) for USD1,000,000.

(ii)

Coffee Dome Property

The Coffee Dome property is located approximately 15 kilometres northeast of the Fort Knox mine.  The property consists of 59 State of Alaska mining claims owned 100% by the Company, 6 State of Alaska mining claims leased from an individual and certain mineral lands leased from the University of Alaska.

The lease of the State of Alaska mining claims is for an initial term of twenty years, commencing on August 11, 2005 and for so long thereafter as mining related activities are carried out.  The lease requires a bonus payment of USD10,000 on signing (paid), and advance royalties of USD15,000 on or before December 31, 2005 (paid), USD25,000 on or before August 11, 2006 (paid) and an additional USD50,000 on or before each subsequent August 11 during  the term (paid USD100,000).  A production payment of USD500,000 is also payable upon the Company making a positive production decision.  An NSR production royalty of between 0.5% and 5% (depending on the price of gold) is payable to the lessor.  The Company may purchase 1% of the royalty for USD2,000,000.  The lessor also has the right to receive an NSR production royalty on production of gold of between 0.5% and 5% (depending on the price of gold) and a 3% NSR production royalty on production of minerals other than gold, from any lands acquired by the Company within a defined area of interest.  In addition, the lessor is entitled to receive an NSR production royalty on all minerals equal to the greater of 1% and one-half of the difference between 4% and the actual NSR production royalty payable by the Company to a third party with respect to certain defined lands held by such third party upon the Company entering into a mining lease with such third party.

The agreement with the University of Alaska is a two stage Exploration Agreement with Option to Lease.  The Exploration Agreement has an effective date of January 1, 2007 and covers approximately 1,300 hectares of land.  The key terms of the Exploration Agreement (and any resulting mining lease) are as follows:

Exploration Agreement: In order to maintain the option to lease in good standing, the Company is required to pay the University USD117,500 over five years (USD15,000 first year (paid)) and incur exploration expenditures totalling USD400,000 over five years (USD25,000 commitment for the first year).  If the Company does not terminate the option prior to January 1 in any option year, the specified minimum expenditures for that year become a commitment of the Company.  The Company is also responsible for all taxes and assessments on the lands subject to the option to lease.

Mining Lease: At any time during the option period, the Company has the right to enter into a mining lease over some or all of the lands subject to the option.  The mining lease will have an initial term of 15 years and for so long thereafter as commercial production continues and requires escalating advance royalty payments of USD30,000 in year 1 to USD150,000 in year 9 and beyond.  Advance royalty payments are credited against 50% of production royalties.  The Company is also required to incur escalating minimum mandatory exploration expenditures of USD125,000 in year 1 to USD350,000 in year 5 and beyond and to deliver a feasibility study within 10 years of the commencement of the lease.  Upon the commencement of commercial production, the Company is required to pay a sliding scale net smelter return royalty of from 3% (USD300 and below gold) up to 5% (USD500 and up gold).  The Company will also pay a sliding scale net smelter return royalty of from 0.5% (USD450 and below gold) to 1% (USD450 and above gold) on any federal or Alaska state claims staked by the Company or its affiliates within a 2 mile area of interest surrounding the University land (not including the Company’s existing leased claims).

(iii)

Blackshell Creek Property

The Blackshell Creek property is located approximately 80 kilometres east of Fairbanks, Alaska, and consists of 35 State of Alaska mining claims owned 100% by the Company. As of May 31, 2007 the Company decided to terminate further work on the project and has written off its investment in the property totalling $316,233.

(iv)

West Pogo Property

The West Pogo property is located approximately 50 kilometres north of Delta Junction, Alaska, and consists of 96 State of Alaska mining claims owned 100% by the Company.

(v)

Chisna Property

The Chisna property is located in the eastern Alaska Range, Alaska, and consists of approximately 29,411 hectares of State of Alaska mining claims owned 100% by the Company.

(vi)

Gilles Property

The Gilles property is located approximately 30 kilometres north of Delta Junction, Alaska, and consists of 86 State of Alaska mining claims owned 100% by the Company.

(vii)

Caribou Property

The Caribou property is located approximately 75 kilometres north of Delta Junction, Alaska, and consists of 1,895 acres of mineral rights leased from the State of Alaska.

The lease of the Alaska State Lands is for an initial term of 3 years, commencing July 1, 2004 (subject to extension for 2 extensions of three years each) and requires work expenditures of USD$10/acre/year in years 1 – 3, USD20/acre/year in years 4 – 6 and USD30/acre/year in years 7 – 9 and advance royalty payments of USD5/acre/year in years 1 - 3, USD15/acre/year in years 4 – 6 and USD25/acre/year in years 7 – 9.  An NSR production royalty of between 2.5% and 5.0% (depending upon the price of gold) is payable to the lessor with respect to the lands subject to this lease.

During the previous year, the Company determined that results to date on the Caribou property did not warrant further work, and the lease was terminated and the property returned to the lessor.  Accordingly, the related mineral property costs of $126,950 were written off.

(f)

Properties optioned from AngloGold, Alaska

In conjunction with the closing of the acquisition of the Sale Properties, the Company entered into an option/joint venture with AngloGold with respect to two additional mineral projects in Alaska, referred to as the LMS and the Terra properties (the “Optioned Properties”). (Also see Note 14 (b)).

The Terra Property consists of 194 State of Alaska unpatented lode mining claims held by or on behalf of Anglogold and 5 State of Alaska unpatented lode mining claims leased from an individual.  The lease requires a payment on execution of USD25,000 (paid), and advance minimum royalties of USD25,000 on or before March 22, 2006 (paid), USD50,000 on or before March 22, 2007 (paid), USD75,000 on or before March 22, 2008, USD100,000 on or before March 22, 2009 and each subsequent March 22 until March 22, 2015, and thereafter USD125,000 until the expiry of the lease (all of which are recoverable from production royalties).  The lessor is entitled to receive a net smelter returns production royalty on gold equal to 3.0% if the gold price is less than USD450/ounce and 4% if the gold price is USD450/ounce or higher, plus a net smelter returns royalty of 4% on all other mineral products other than gold.  1% of the royalty may be purchased for USD1,000,000 and a further 1% for USD3,000,000.

The LMS property consists of 92 State of Alaska unpatented lode mining claims owned by Anglogold.

(i)

With respect to the LMS property, the Company will have the right to earn a 60% interest by incurring aggregate exploration expenditures of USD3 million by January 30, 2010 (incurred), of which the Company has committed to incur minimum exploration expenditures of USD1 million during the 2006 calendar year and of USD750,000 during the 2007 calendar year.

Upon the Company having earned its 60% interest in the LMS property, AngloGold will have the right to re-acquire a 20% interest (for an aggregate 60% interest) and become manager of the joint venture by incurring a further USD4 million in exploration expenditures over a further two years.

(ii)

With respect to the Terra property, the Company will have the right to earn a 60% interest by incurring aggregate exploration expenditures of USD$3 million by January 30, 2010, of which the Company has committed to incur minimum exploration expenditures of USD500,000 during the 2006 calendar year and of USD750,000 during the 2007 calendar year.  Upon the Company having earned its 60% interest in the Terra property, AngloGold will have the right to re-acquire a 20% interest (for an aggregate 60% interest) and become manager of the joint venture by incurring a further USD4 million in exploration expenditures over a further two years.  In either case, following the parties having earned their final respective interests, each party will be required to contribute its pro rata share of further exploration expenditures or be diluted.  A party that is diluted to 10% or less will have its interest converted to a 2% net smelter return royalty.  On November 5, 2007 the Company provided notice to AngloGold Ashanti (U.S.A.) Exploration Inc. (“AngloGold”) that it has incurred sufficient expenditures to vest its 60% ownership in the project.  AngloGold had 90 days to decide whether or not to exercise its right to earn back an additional 20% interest in the project by incurring USD4,000,000 in expenditures over the next two years.  Should AngloGold elect not to exercise its back-in right, each party will thereafter be responsible for contribution its share of ongoing joint venture expenditures.  If a party fails to provide its cost share of ongoing expenditures, its interest in the project will be diluted on a straight-line basis.  When a party’s interest is reduced to 10% or less, such interest will be automatically converted into a 2% net smelter return royalty (see note 14(b)).

(g)

Properties optioned from Redstar Gold Corp., Nevada

On March 15, 2007, the Company signed two binding letters of intent with Redstar Gold Corp. of Vancouver, B.C., pursuant to which the Company can earn up to a 70% interest in two gold projects, referred to as North Bullfrog and Painted Hills, located in Nevada.  The Company can earn an initial 60% interest in each project by making payments and exploration expenditures and has the option to earn an additional 10% interest (aggregate 70%) by funding all expenditures to take a project to feasibility.  There is no time limit by which a feasibility study is required to be delivered.

North Bullfrog: To earn its initial 60% interest, the Company must make total payments of USD190,000 and incur total expenditures of USD4,000,000 over 4 years to March 15, 2011.  The first year requirement is a payment of USD20,000 on TSX Venture Exchange (“TSXV”)

acceptance (paid) plus exploration expenditures of USD500,000. The second payment of USD30,000 is due by September 15, 2008.

Painted Hills: To earn its initial 60% interest, the Company must make total payments of USD170,000 and incur total expenditures of USD2,500,000 over 4 years to March 15, 2011.  The first year requirement is a payment of USD20,000 on TSXV acceptance (paid) plus exploration expenditures of USD250,000.  The second payment of USD20,000 is due by September 15, 2008.

The Company is also required to issue an aggregate of 20,000 common shares to Redstar, as to 5,000 on each on September 15, 2008, March 15, 2009, March 15, 2010 and March 15, 2011, so long as the Company is earning into at least one of the North Bullfrog or Painted Hills projects.

(h)  Mayflower Property, Nevada

The Company has entered into a binding letter of intent to lease the Mayflower property, close to its North Bullfrog project in southwestern Nevada.  The Mayflower property, host to the former Mayflower Mine, consists of eleven patented mining claims, aggregating approximately 76 hectares. The binding letter provides for the following lease terms:

      Terms:  Initial term of 5 years, commencing December 1, 2007, with the option to extend the lease for an additional 5 years.  The lease will continue for so long thereafter as the property is in commercial production or, alternatively, for an additional three years if the Company makes advance minimum royalty payments of USD100,000/year (which are recoupable against  actual production royalties).
      Lease Payments: USD5,000 and 25,000 common shares of the Company following regulatory acceptance of the transaction (TSXV approval received February 7, 2008 and AMEX approval pending); and an additional 20,000 common shares on each of the first through fifth lease anniversaries.  If the Company elects to extend the lease for a second 5 year term, it will pay USD10,000 and issue 50,000 common shares upon election being made, and an additional 50,000 common shares on each of the sixth through tenth anniversaries.
      Work Commitments:  USD100,000 per year for the first three years, USD200,000 per year for the years 4-6 and USD300,000 for the years 7-10.  Excess expenditures in any year may be carried forward.  If the Company does not incur the required expenditures in year 1, the deficiency is required to be paid to the lessors.
      Retained Royalty: The Company will pay the lessors a net smelter returns royalty of 2% if the average gold price is USD400 or less, 3% if the average gold price is between USD401 and USD500 and 4% if the average gold price is greater than USD500.
      Purchase Option:  The Company will have the right to purchase outright (together with the retained royalty) during the first 10 years for USD10,000,000 and after that, the purchase price of USD10,000,000 will be escalated annually based on the US annual Consumer Price Index increase for that year.

The Mayflower property, and associated acquisition costs, will be added to the Redstar Joint

Venture properties in which the Company has the right to earn a 70 % interest.

7.

SHARE CAPITAL

Authorized

500,000,000 common shares without par value.

Issued

	Number of shares	Contributed Surplus	Share Capital
Balance, May 31, 2005	9,012,183	$ -	$ 3,515,664
Shares issued for cash
Private placement	1,000,000	-	200,000
Balance, May 31, 2006	10,012,183	-	3,715,664
Private placement (brokered)	11,704,105	-	21,650,306
Private placement (non-brokered)	9,199,718	-	7,359,842
Agent’s commission	561,365	-	945,785
Agent’s compensation options	-	1,163,089	-
Shares issued for property acquisition	5,997,295	-	7,496,619
Exercise of warrants	420,751	-	515,070
Exercise of options	348,812	-	453,456
Stock based compensation	-	5,737,178	-
Reallocation from contributed surplus	-	(247,627)	247,627
Share issue costs	-	-	(3,033,041)
Balance, May 31, 2007	38,244,229	6,652,640	39,351,328
Exercise of warrants	1,685,542	-	1,190,918
Exercise of options	14,121	-	18,357
Stock based compensation	-	381,975	-
Reallocation from contributed surplus	-	(10,025)	10,025
Share issue costs	-	-	15,601
Balance, May 31, 2008	39,943,892	$ 7,024,590	$ 40,586,229

Share issuances

On October 21, 2005, the Company issued 1,000,000 units at $0.20 per unit, for total cash proceeds of $200,000.  Each unit consisted of one common share and one non-transferable share purchase warrant.  Each warrant is exercisable to acquire one common share at a price of $0.26 until October 21, 2007.

On August 4, 2006, the Company completed a brokered private placement consisting of 5,599,605 units at a price of $1.25 per unit for total proceeds of $6,999,506.  Each unit consisted of one common share and one-half of a transferable share purchase warrant.  Each whole warrant entitles the holder to purchase one additional common share at a price of $1.50 until August 4, 2008.

On August 4, 2006, the Company issued 349,123 commission units at a price of $1.25 per unit for total value of $436,404.  Each commission unit consisted of one common share and one-half of a share purchase warrant, each whole warrant entitling the agent to purchase one additional common share at a price of $1.50 until August 4, 2008.  In addition, the agent received 498,748 compensation options.

Each compensation option entitles the agent to purchase one additional common share at a price of $1.30 until August 4, 2008.  The fair value of these options, being $354,070, was charged to share issue costs.

On August 4, 2006, the Company completed a non brokered private placement consisting of 7,999,718 units at a price of $0.56 per unit for total proceeds of $4,479,842.  Each unit consisted of one common share and one-half share purchase warrant.  Each full warrant entitles the holder to purchase one additional common share at a price of $1.00 until August 4, 2008.  Also on August 4, 2006, the Company issued 5,997,295 common shares to Anglogold to acquire the Sale Properties (See Note 6 (d)) at a fair value of $1.25 per share.

On May 9, 2007, the Company completed a brokered private placement of 6,104,500 units at a price of $2.40 per unit for total gross proceeds of $14,650,800. Each unit consisted of one common share of the Company and one transferable common share purchase warrant. Each warrant entitles the holder to acquire one additional share until May 9, 2009 at an exercise price of $3.00. In addition, the agents received a commission of 7% of the gross proceeds of the Offering, payable in a combination of cash ($516,175) and 212,242 commission units. Each commission unit has the same attributes as a unit, except that the warrants are non-transferable. In addition, the Agents received 488,360 compensation options, each compensation option entitling the holder to purchase one share at a price of $2.70 until May 9, 2009. The fair value of these options, being $809,019, was charged to share issue costs.

On May 9, 2007, the Company completed a non-brokered private placement of 1,200,000 units at a price of $2.40 per unit to raise gross proceeds of $2,880,000.  Each unit consisted of one common share of the Company and one transferable common share purchase warrant. Each warrant entitles the holder to acquire one additional share until May 9, 2009 at an exercise price of $3.00.

Warrants

Warrant transactions are summarized as follows:

	Year ended May 31, 2008		Year ended May 31, 2007		Year ended May 31, 2006
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price

Warrants exercisable, beginning of year	15,070,208	$2.04	1,000,000	$0.26	-	-
Issued – non-brokered private placement	-	-	3,999,855	$1.00	1,000,000	$0.26
Issued – brokered private placement	-	-	2,799,802	$1.50	-	-
Issued – agent commission	-	-	174,560	$1.50	-	-
Issued – non-brokered private placement	-	-	1,200,000	$3.00
Issued – brokered private placement	-	-	6,104,500	$3.00	-	-
Issued – agent commission	-	-	212,242	$3.00
Exercised	(1,685,542)	$0.71	(420,751)	$(1.22)	-	-
Warrants exercisable, end of year	13,384,666	$2.21	15,070,208	$2.04	1,000,000	$0.26

Warrants outstanding are as follows:

	Year ended May 31, 2008		Year ended May 31, 2007		Year ended May 31, 2006
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price

October 21, 2007	-	$0.26	950,000	$0.26	1,000,000	$0.26
August 4, 2008	3,572,954	$1.00	3,891,743	$1.00	-	-
August 4, 2008	2,247,492	$1.50	2,656,020	$1.50	-	-
August 4, 2008 – commission warrants	47,478	$1.50	55,703	$1.50	-	-
May 9, 2009	7,304,500	$3.00	7,304,500	$3.00
May 9, 2009 – commission warrants	212,242	$3.00	212,242	$3.00
Warrants exercisable, end of year	13,384,666	$2.21	15,070,208	$2.04	1,000,000	$0.26

Options and stock based compensation

The Company has adopted an incentive stock option plan (the “2006 Plan”).  The essential elements of the 2006 Plan provide that the aggregate number of common shares of the Company’s capital stock issuable pursuant to options granted under the 2006 Plan may not exceed 10% of the number of issued shares of the Company at the time of the granting of the options.  Options granted under the 2006 Plan will have a maximum term of five years.  The exercise price of options granted under the 2006 Plan will not be less than the discounted market price of the common shares (defined as the last closing market price of the Company’s common shares immediately preceding the issuance of a news release announcing the granting of the options, less the maximum discount permitted under TSX Venture Exchange policies), or such other price as may be agreed to by the Company and accepted by the TSX

Venture Exchange.  Options granted under the 2006 Plan vest immediately, except for options granted to consultants conducting investor relation activities which will become vested with the right to exercise one-fourth of the option upon the conclusion of each three month period subsequent to the date of the grant of the option, unless otherwise determined by the directors at the date of grant.

Pursuant to the Company’s brokered private placement completed on August 4, 2006, the Company granted the agent 498,748 compensation options on July 6, 2006.  Each compensation option entitles the agent to purchase one additional common share at a price of $1.30 until August 4, 2008.

Pursuant to its 2006 Incentive Stock Option Plan, on January 26, 2007 the Company granted incentive stock options to directors, officers, employees and consultants of the Company to purchase 2,830,000 common shares. The options are exercisable on or before January 26, 2009 at a price of $2.70 per share.

Pursuant to the Company’s brokered private placement completed on May 9, 2007, the agent received 488,360 compensation options.  Each compensation option entitles the agent to purchase one additional common share at a price of $2.70 until May 9, 2009.

Pursuant to its 2006 Incentive Stock Option Plan, on May 23, 2007 the Company granted incentive  stock options to directors, officers, employees and consultants of the Company to purchase 845,000 common shares in the capital stock of the Company.  The options are exercisable on or before May 23, 2009 at a price of $2.95 per share.

Pursuant to its 2006 Incentive Stock Option Plan, on January 16, 2008 the Company granted incentive stock options to directors, officers, employees and consultants of the Company to purchase 190,000 common shares in the capital stock of the Company.  The options are exercisable on or before January 16, 2010 at a price of $1.52 per share.

Pursuant to its 2006 Incentive Stock Option Plan, on February 1, 2008 the Company granted incentive stock options to a consultant of the Company to purchase 100,000 common shares in the capital stock of the Company.  The options are exercisable on or before February 1, 2010 at a price of $2.15 per share.

A summary of the status of the stock option plan as of   May 31, 2008, and changes during the year is presented below:

	Year ended May 31, 2008		Year ended May 31, 2007		Year ended May 31, 2006
	Number of Shares	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price

Options outstanding, opening:	4,313,296	$2.70	-	$ -	-	$ -
Granted: agent’s compensation options	-	$ -	498,748	$1.30	-	$ -
Granted	290,000	$1.52	2,830,000	$2.70	-	$ -
Granted: agent’s compensation options	-	$ -	488,360	$2.70	-	$ -
Granted	-	$ -	845,000	$2.95	-	$ -
Exercised	(14,121)	$1.30	(348,812)	$1.30	-	$ -
Options outstanding, ending:	4,589,175	$2.64	4,313,296	$2.70	-	$ -

Stock options outstanding are as follows:

	Year ended May 31, 2008			Year ended May 31, 2007			Year ended May 31, 2006
Expiry Date	Exercise Price	Number of Shares	Exercisable at Period End	Exercise Price	Number of Shares	Exercisable at Year End	Exercise Price	Number of Shares	Exercisable at Year End

August 4, 2008	$1.30	135,815	135,815	$1.30	149,936	149,936	$ -	-	-
January 26, 2009	$2.70	2,830,000	2,830,000	$2.70	2,830,000	2,717,500	$ -	-	-
May 9, 2009	$2.70	488,360	488,360	$2.70	488,360	488,360	$ -	-	-
May 23, 2009	$2.95	845,000	845,000	$2.95	845,000	845,000	$ -	-	-
January 16, 2010	$1.52	190,000	182,500	$1.52	-	-	$ -	-	-
February 1, 2010	$2.15	100,000	25,000	$2.15	-	-	$ -	-	-
		4,589,175	4,506,675		4,313,296	4,200,796	$ -	-	-

The Company uses the fair value method for determining stock-based compensation expense for all options granted during the fiscal periods.  The fair value was determined using the Black-Scholes option pricing model based on the following assumptions:

	February 1, 2008 grant	January 16, 2008 grant	May 23, 2007 grant	May 9, 2007 grant	January 26, 2007 grant	July 6, 2006 grant

Expected life (years)	2	2	2	2	2	2
Interest rate	3.13%	3.28%	4.42%	4.22%	4.13%	4.33%
Volatility (average)	117.96%	116.19%	110.59%	110.61%	110.56%	108.65%
Dividend yield	0%	0%	0%	0%	0.0%	0.0%
Exercise price	$2.15	$1.52	$2.95	$2.70	$2.70	$1.30
Stock price at grant date	$2.40	$1.52	$2.95	$2.80	$2.70	$1.25

Stock-based compensation charges of $381,975 (2007 - $5,737,178; 2006 - $Nil), were allocated as follows:

May 31, 2008	Before allocation	Stock-based compensation	After Allocation

Consulting	$ 238,367	$ 54,903	$ 293,270
Investor relations	565,384	217,266	$ 782,650
Salaries and wages	$ 977,366	109,806	$ 1,087,172
		$ 381,975

May 31, 2007	Before allocation	Stock-based compensation	After Allocation

Consulting	$ 94,839	$ 3,370,544	$ 3,465,383
Administration	40,750	62,996	103,746
Investor relations	203,065	531,528	734,593
Salaries and wages	$ 481,430	1,772,110	$ 2,253,540
		$ 5,737,178

In addition, $Nil (2007 - $1,163,089; 2006 - $Nil)) of stock-based compensation was allocated to share issue costs.

8.

INCOME TAXES

A reconciliation of income taxes at statutory rates with the reported taxes is as follow :

	2008	2007	2006

Loss before income taxes	$ (2,420,090)	$ (8,666,021)	$ (127,228)
Statutory Canadian corporate tax rate	33.03%	35.29%	34.10%

Income tax recovery at statutory rates	$ (799,356)	$ (3,058,238)	$ (43,385)
Unrecognized items for tax purposes	117,747	2,032,747	6,025
Effect of tax rate change	-	231,268	6,025
Difference in tax rates in other jurisdictions	395,164	418,643	-
Change in valuation allowance	286,445	375,581	11,113

	$ -	$ -	$ -

The significant components of the Company’s future income tax assets are as follows:

	2008	2007	2006
Future income tax assets
Mineral properties	$ 777,547	$ 874,149	$ 559,946
Equipment	3,811	1,558	-
Share issue costs	489,077	752,194	-
Cumulative eligible capital	93	107	118
Net capital losses available	-	-	841
Non-capital losses available for future periods	673,332	373,300	65,284
	1,943,860	2,001,308	626,189

Valuation allowance	(1,943,860)	(2,001,308)	(626,189)

	$ -	$ -	$ -

At May 31, 2008 the Company has available non-capital tax losses for Canadian income tax purposes of approximately $2,350,000 available for carry-forward to reduce future years’ taxable income, if not utilized, expiring as follows:

2025	$ 81,776
2026	91,537
2027	1,030,880
2028	1,301,227
$ 2,505,420

In addition, the Company has available mineral resource related expenditure pools for Canadian income tax purposes totalling approximately $2,650,000 which may be deducted against future taxable income in Canada on a discretionary basis.  The Company also has available mineral resource expenses that are related to the Company’s exploration activities in the United States of approximately $21,000,000, which may be deductible for US tax purposes. Future tax benefits, which may arise as a result of applying these deductions to taxable income, have not been recognized in these accounts due to the uncertainty of future taxable income.

9.

RELATED PARTY TRANSACTIONS

During the year, the Company paid $498,681 (2007 - $419,986; 2006 - $60,000) in consulting, rent, management fees and salaries to officers, directors and companies controlled by directors of the Company, $62,750 (2007 - $25,110; 2006 - $Nil)) in rent and management fees to a company with common officers and directors and $Nil (2007 - $Nil; 2006 - $5,500) in professional fees to a company controlled by a director of the Company. These figures do not include stock-based compensation (see Note 7).

At May 31, 2008, included in accounts payable and accrued liabilities was $Nil (2007 - $2,088; 2006 - $2,515) in expenses owing to the directors and officer of the Company and $18,032 (2007 - $Nil; 2006 - $Nil) to a company related by common directors.

These amounts were unsecured, non-interest bearing and had no fixed terms of repayment. Accordingly, fair value could not be readily determined.

These transactions with related parties have been valued in these financial statements at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

10.

GEOGRAPHIC SEGMENTED INFORMATION

	Canada	United States	Total
2008
Mineral properties	$ 1	$ 23,151,227	$ 23,151,228
Equipment	$ 1,308	$ 103,239	$ 104,547

2007
Mineral properties	$ 1	$ 13,387,112	$ 13,387,113
Equipment	$ -	$ 115,920	$ 115,920

2006
Mineral properties	$ 1,030,316	$ -	$ 1,030,316
Equipment	$ -	$ -	$ -

	2008	2007	2006
Net loss for the year- Canada	$ (1,051,353)	$ (7,214,708)	$ (127,228)
Net loss for the year- United States	(1,368,737)	(1,451,313)	-
Net loss for the year	$ (2,420,090)	$ (8,666,021)	$ (127,228)

11.

FINANCIAL INSTRUMENTS

The Company has accounts payable totalling US$409,339 as at May 31, 2008 (2007 - $762,042; 2006 - $Nil), which has been translated to Canadian dollars at a rate of 0.993 CDN dollars to 1.00 US dollar.

12.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”)

These consolidated financial statements are prepared in accordance with GAAP in Canada, which differs in certain respects from GAAP in the United States.  The material differences between Canadian and United States GAAP, in respect of these financial statements, are as follows:

a)

Mineral property exploration and development

Under United States GAAP, all mineral exploration and development property expenditures are expensed in the year incurred in an exploration stage company until there is substantial evidence that a commercial body of minerals has been located.  Canadian GAAP allows mineral exploration and development property expenditures to be deferred during this process.  The effect on the Company’s financial statements is summarized below:

Consolidated statements of operations and deficit	2008	2007	2006

Loss for the year under
Canadian GAAP	$ (2,420,090)	$ (8,666,021)	$ (127,228)
Mineral property expenditures, net	(9,736,339)	(5,233,743)	(574)

United States GAAP	$ (12,156,429)	$ (13,899,764)	$ (127,802)

Loss per share – US GAAP	$ (0.31)	$ (0.51)	$ (0.02)

Consolidated balance sheets	May 31, 2008	May 31, 2007	May 31, 2006

Mineral Properties
Canadian GAAP	$ 23,151,227	$ 13,387,113	$ 1,030,316
Mineral property expenditures (cumulative)	(15,814,407)	(6,078,068)	(844,325)

United States GAAP	$ 7,336,820	$ 7,309,045	$ 185,991

Deficit
Canadian GAAP	$ (13,754,641)	$ (11,334,551)	$ (2,668,530)
Mineral property expenditures (cumulative)	(15,814,407)	(6,078,068)	(844,325)

United States GAAP	$ (29,569,048)	$ (17,412,619)	$ (3,512,855)

Consolidated statements of cash flows	2008	2007	2006

Operating activities
Cash provided by (used) per Canadian GAAP	$ (2,099,394)	$ (1,497,655)	$ (136,923)
Effect of the write-off of exploration expenditures	(9,736,339)	(5,233,743)	(574)

Cash generated (used) per United States GAAP	$ (11,835,732)	$ (6,731,398)	$ (137,497)

Investing activities
Cash provided by (used) per Canadian GAAP	$ (10,173,813)	$ (5,655,274)	$ 15,907
Effect of the write-off of exploration expenditures	9,736,339	5,233,743	574

Cash generated (used) per United States GAAP	$ (437,474)	$ (421,531)	$ 16,481

b)

Marketable securities

Under United States GAAP, the Company would classify the marketable securities as “Securities available for resale”, which is consistent with the Company’s change in accounting policy described in Note 3.  The carrying value on the balance sheet at May 31, 2007 would be $Nil ( 2006 - $10,000) and the unrealized gain (loss) of $Nil (2007 - $Nil, 2006 - $Nil) would be posted to shareholder’s equity as part of other comprehensive income.

c)

Stock based compensation

The Company has adopted Statement of Financial Accounting Standards No. 123, and records compensation cost for stock-based employee compensation plans at fair value.  Accordingly, compensation cost for stock options granted is measured as the fair value at the date of grant, and there is no difference in these financial statements.

d)

Loss per share

Under both Canadian and United States GAAP basic loss per share is calculated using the weighted average number of common shares outstanding during the year.

Under United States GAAP, the weighted average number of common shares outstanding excludes any shares that remain in escrow, but may be earned out based on the Company incurring a certain amount of exploration and development expenditures.  The weighted average number of shares outstanding under United States GAAP for the year ended May 31, 2008, 2007 and 2006 was 39,193,360, 27,101,104 and 9,620,402 respectively.

e)

Income taxes

Under United States GAAP, the Company would have initially recorded an income tax asset for the benefit of the resource deduction pools.  This asset would have been reduced to $Nil by a valuation allowance.  The result is no difference in net income reported between Canadian and United States GAAP.

13.

CAPITAL MANAGEMENT

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support future business opportunities. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

The Company currently has no source of revenues; as such the Company is dependent upon external financings to fund activities. In order to carry future projects and pay for administrative costs, the Company will spend its existing working capital and raise additional funds as needed. Management  reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

There were no changes in the Company’s approach to capital management during the year ended May 31, 2008. The Company is not subject to externally imposed capital requirements.

14.

SUBSEQUENT EVENTS

Subsequent to May 31, 2008, the following events occurred:

a)

The Company has amended the expiry dates and exercise prices of an aggregate of 3,675,000 outstanding incentive stock options to extend the expiry date for up to eighteen months, such that  all such options (which were originally granted for a period of two years and which have expiry dates ranging from January 26, 2009 to May 23, 2009) will now expire on July 16, 2010; and to reduce the exercise prices (which currently range from CAD $2.70 to $2.95, with a weighted average exercise price of CAD$2.75) to CAD$1.75.  This amendment is subject to  disinterested  shareholders approval with respect to insiders of the Company who hold 2,405,000 of these options.

Following this approval, if applicable, any excess value relating to stock-based compensation will be recorded at that time.

b)

The Company entered into an agreement to acquire all of the interest of AngloGold Ashanti Exploration (U.S.A.) Inc. in the Terra and LMS projects in Alaska, plus certain other AngloGold rights for the purchase price of CAD$751,500 to be satisfied by the issuance of 450,000 shares to AngloGold .  The transaction is subject to the acceptance for filing thereof on behalf of the Company by the TSX Venture Exchange, Inc. and American Stock Exchange.

c)

The Company issued 3,570,790 shares upon the exercised of warrants at $1.00 per share and 179,091 shares of warrants at $1.50 per share for the total proceeds of $3,839,427.  2,164 warrants at $1.00 and 2,068,400 warrants at $1.50 were unexercised and expired.

d)

The Company issued 135,815 shares pursuant to the exercise of agent’s option at $1.30 per share for the proceeds of $176,560.  In addition, 47,478 agents’ warrants at $1.50 were unexercised and expired.

15.

COMPARATIVE FIGURES

Certain of the comparative figures have been reclassified to conform with the consolidated financial statement presentation adopted in the current period.